Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE AND CONFIDENTIAL. REDACTED INFORMATION IS INDICATED BY [***]

Smartkem Limited, Manchester Technology Centre, Hexagon Tower, Delaunays Road, Blackley, Manchester, M9 8GQ

28 May 2025

Dear Sirs,

Letter of Variation No2 to further extend the Framework Supply Agreement dated 22 March 2024 (“Agreement”) between CPI Innovation Services Limited (“CPIIS”) and Smartkem Limited (“Smartkem”).

This letter agreement is made between CPIIS and Smartkem (together the “Parties”).

By both Parties executing this letter agreement and in consideration of the Parties agreeing to the obligations contained hereunder, the Parties have agreed to vary the Agreement to further extend the Term (as defined in the Agreement) and agree an additional Minimum Spend and monthly extension fee for the further extended period, as set out as follows:

1.	Extension of the Term

The Term of the Agreement (previously extended via a Letter of Variation dated 28 March 2025 until 30th May 2025) is to be extended by one further month commencing from 1st June until 30th June (the 2nd Extended Period).

2.	Minimum Spend

(a)	During this 2nd Extended Period, Smartkem’s Minimum Spend shall be £[***] (plus VAT) per month.

(b)	The Take or Pay Date(s) for this Minimum Spend shall be 30th June 2025.

3.	Monthly Extension Fee

(a) In addition to the Minimum Spend, Smartkem shall pay CPIIS in respect of the 2nd Extended Period a monthly extension fee of £[***] (plus VAT) (the Monthly Extension Fee).

(b) The Monthly Extension Fee compensates CPIIS for further extending the Agreement and is also intended to align more closely with the fee structure currently being discussed as part of a proposed new agreement between the Parties.

4.	Utilities and Consumables

(a)   The Monthly Extension Fee includes a sum of £[***] per month to cover Smartkem’s allocated share of utilities and consumable costs during the 2nd Extended Period.

(b)   Where CPIIS, acting reasonably and to the extent it is reasonably able to do so determines that the cost of providing utilities and consumables to Smartkem deviates significantly from this amount, CPIIS shall adjust the amount due accordingly providing that any adjustment made shall not exceed 10% of the Monthly Extension Fee

(c)   If CPIIS proposes an adjustment under clause 4(b), it shall notify Smartkem, and both Parties, acting reasonably and in good faith, shall agree on a final adjustment within the 10% variable limit and establish a plan to address any necessary credit for overpaid amounts or additional payment for any shortfall.

(d)   It is acknowledged that as part of any such discussions CPIIS shall not be obliged to disclose any information or material it reasonably considers to be of commercially sensitive or confidential nature.

(e)   During the 2ND Extended Period, both Parties agree to work together in good faith to optimize their own respective usage and costs relating to utilities and consumables to the extent reasonably possible and feasible for either Party.

5.	Machine Unavailability (Pragmatic Exit)

(a)   Any disruption to Smartkem’s ability to meet the Minimum Spend due to significant unavailability of CPIIS machinery or equipment, caused by Pragmatic’s exit from the facility, shall be handled in accordance with the relevant provisions of the Agreement addressing equipment or machinery unavailability.

(b)   In the event of such disruption, a fair, reasonable, and proportionate adjustment to the Monthly Extension Fee shall also be made. The adjustment will be agreed upon by both Parties, acting reasonably and in good faith, and will consider:

(i)	The level of disruption experienced; and
(ii)	The impact on the consumption of utilities and consumables.

(c) Any adjustment agreed in writing shall be credited against future payments owed by Smartkem.

6.	Machine Unavailability (relating to Clean Room 2 set up & equipment moves)

It is agreed any machine unavailability due to relocation of equipment and/or alterations to Clean Room 2 carried out by CPIIS in anticipation of the new contractual arrangements (currently being negotiated between the parties) shall not result in any deduction or reduction to either the Minimum Spend or the Monthly Extension Fee for the 2nd Extended Period. All obligations in respect of Minimum Spend and Monthly Extension Fees shall remain unchanged and enforceable in full.

7.	Payment Obligations

Subject to any adjustments agreed in writing under Sections 4 and 5, the Minimum Spend and Monthly Extension Fee in respect of this 2nd Extended Period shall at all times be payable by Smartkem to CPIIS in full by no later than the respective Take or Pay Date.

8.	Relationship to Existing Agreement & Variation Letter Dated 28th March 2025.

The Minimum Spend and Monthly Extension Fee under this letter agreement are separate from, and in addition to, any Minimum Spend and/or Monthly Extension Fees payable under the Agreement and/or previous Variation Letter dated 28th March 2025.

In the event of any conflict between the provisions of this Letter of Variation No2 and the Agreement (including previous variation), the provisions of this Letter of Variation No2 shall prevail, but for the avoidance of doubt, to the extent that the provisions of this Letter of Variation No2 merely expand upon and supplement the provisions of the Agreement (including previous variation), they shall not be held to be in conflict with them.

This Letter of Variation No2 and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and interpreted in accordance with the law of England and Wales, and any such dispute or claim shall be subject to the exclusive jurisdiction of the courts of England and Wales.

The Parties agree that this Letter of Variation No2 shall be legally binding and shall validly vary the Agreement (including the previous variation that occurred prior to this variation) with full force and effect from the date this Letter of Variation No2 is executed by both Parties. In all other respects the Parties confirm all other provisions in the Agreement (including previous variation) will remain unchanged.

This letter agreement shall not be legally binding or take effect until it has been duly executed by both Parties.

Signed for and on behalf of
CPI Innovation Services Limited:-

Signature: /s/ Rahul Kapoor

Name: Rahul Kapoor

Position: Director of HealthTech

Date: 01-Jun-25

Signed for and on behalf of

Smartkem Limited:-

Signature: /s/ Ian Jenks

Name: Ian Jenks

Position: CEO

Date: 01-Jun-25